Exhibit 23(h)8

                               Fifth Amendment to
                            Financial Agent Agreement
                                effective 1/1/03



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                               FIFTH AMENDMENT TO
                            FINANCIAL AGENT AGREEMENT

         THIS AMENDMENT, made effective as of the 1st day of January, 2003 amends that certain Financial Agent Agreement dated December 11, 1996, as amended (collectively, the "Agreement"), by and between Phoenix Equity Planning Corporation (the "Financial Agent") and The Phoenix Edge Series Fund (the "Trust") as hereinbelow provided.

                              W I T N E S S E T H :

         WHEREAS, the parties hereto wish to amend the Agreement to reflect the existence of those series of the Trust as more particularly described in Exhibit 1 attached hereto and made a part hereof; and

         WHEREAS, the parties hereto wish to amend the Agreement to reflect fee schedule changes associated with the Amended and Restated Sub-Administration and Accounting Services Agreement dated January 1, 2003 by and between Financial Agent and PFPC, Inc. and to clarify those services provided directly by the Financial Agent for which it shall be compensated, all as described in Schedule A of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premise, and other good and valuable consideration, the parties hereby agree that the Agreement is hereby amended as follows:

1. All references to the Trust shall mean and refer to The Phoenix Edge Series Fund and each of the series thereof as more particularly described in Exhibit 1, as the same may be amended from time to time.

2. Schedule A is hereby replaced with the Schedule A attached hereto and made a part hereof.

3. Except as hereinabove and hereinbefore amended, this Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals on this 9th day of May, 2003.

                                The Phoenix Edge Series Fund


                                By:    /s/ Sue Ann Collins
                                    ----------------------------------------
                                Name:  Sue Ann Collins
                                Title: President

                                Phoenix Equity Planning Corporation


                                By:    /s/ William R. Moyer
                                    ----------------------------------------
                                Name:  William R. Moyer
                                Title: Executive Vice President, Chief Financial
                                       Officer and Treasurer



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                                   SCHEDULE A
                                   ----------

                          REVISED PURSUANT TO AMENDMENT
                            EFFECTIVE JANUARY 1, 2003

                              Revised Fee Schedule
                 Fee Information for Services as Financial Agent

For its services hereunder, Financial Agent shall be paid a fee equal to the sum of (1) the document cost of fund accounting and related services provided by PFPC, Inc., as subagent, to Financial Agent, plus (2) the document cost to Financial Agent to provide tax services and oversight of subagent's performance.

The current PFPC fees are attached here to and made a part hereof.



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                          REVISED PURSUANT TO AMENDMENT
                            EFFECTIVE JANUARY 1, 2003

                                PFPC FEE SCHEDULE

ANNUAL COMPLEX ASSET BASED FEES:

The following annual fee will be calculated based upon the Portfolios' aggregate average net assets and paid monthly:

0.065% for the first $5 billion of aggregate average net assets of the Portfolios;
0.061% for the next $5 billion of aggregate average net assets of the Portfolios;
0.055% for the next $5 billion of aggregate average net assets of the Portfolios;
0.040% for the next $5 billion of aggregate average net assets of the Portfolios; and
0.030% on the aggregate average net assets of the Portfolios in excess of $20 billion.

Services for any new mutual fund added to the Agreement during the Agreement's term will be subject to the same fee schedule.

MONTHLY COMPLEX MINIMUM FEE:

The following monthly complex minimum will be calculated per each Portfolio serviced:

$5,833 for the first 50 Portfolios;
$5,417 for the next 25 Portfolios; and
$5,000 for each Portfolio over 75.

OUT-OF-POCKET EXPENSES:

PEPCO will reimburse PFPC for out-of-pocket expenses incurred on a Fund's behalf, including, but not limited to the following:

Pricing Service:*
Domestic Equity                                        $0.14
Foreign Equity                                         $0.55
Corporate Bond                                         $0.40
Foreign Bond                                           $0.55
Municipal Bond                                         $0.60
CMO/Asset back                                         $0.80
Broker obtained quotes                                 $1.00

Mainframe IAS Reports Transmissions                    $2,000 per month
Remote IAS access                                      $1,500 per month
Daily NAV distribution (approx.)                       $0.24 per minute (fax);
                                                       $0.004 per minute (email)
Federal Express charges                                Actual charges
Record storage                                         $6 per month
*These prices will be charged at the CUSIP level and will not be charged for each holding.

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MISCELLANEOUS:

Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC. If PFPC is removed from the Amended and Restated Sub-Administration and Accounting Services Agreement other than for a material breach thereof, you shall pay any costs of time and material associated with the deconversion.



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                                    EXHIBIT 1
                                    ---------

                     SERIES OF THE PHOENIX EDGE SERIES FUND

Phoenix-Aberdeen International Series
Phoenix-AIM Mid-Cap Equity Series
Phoenix-Alliance/Bernstein Enhanced Index Series
Phoenix-Alliance/Bernstein Growth + Value Series
Phoenix-Duff & Phelps Real Estate Securities Series
Phoenix-Engemann Capital Growth Series
Phoenix-Engemann Small & Mid-Cap Growth Series
Phoenix-Goodwin Money Market Series
Phoenix-Goodwin Multi-Sector Fixed Income Series
Phoenix-Goodwin Multi-Sector Short Term Bond Series
Phoenix-Hollister Value Equity Series
Phoenix-Janus Flexible Income Series
Phoenix-Kayne Large-Cap Core Series
Phoenix-Kayne Small-Cap Quality Value Series
Phoenix-Lazard International Equity Select Series
Phoenix-Lazard Small-Cap Value Series
Phoenix-Lazard U.S. Multi-Cap Series
Phoenix-Lord Abbett Bond-Debenture Series
Phoenix-Lord Abbett Large-Cap Value Series
Phoenix-Lord Abbett Mid-Cap Value Series
Phoenix-MFS Investors Growth Stock Series
Phoenix-MFS Investors Trust Series
Phoenix-MFS Value Series
Phoenix-Northern Dow 30 Series
Phoenix-Northern Nasdaq-100 Index(R) Series
Phoenix-Oakhurst Growth and Income Series
Phoenix-Oakhurst Strategic Allocation Series
Phoenix-Sanford Bernstein Global Value Series
Phoenix-Sanford Bernstein Mid-Cap Value Series
Phoenix-Sanford Bernstein Small-Cap Value Series
Phoenix-Seneca Mid-Cap Growth Series
Phoenix-Seneca Strategic Theme Series
Phoenix-State Street Research Small-Cap Growth Series